At Home Group Inc. Provides Update Related to COVID-19

PLANO, Texas,  April 9, 2020 – At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced an update on the actions the company is taking to manage its business and preserve the company’s financial position in response to the continued impact of the COVID-19 pandemic.

Lee Bird, Chairman and Chief Executive Officer stated, “In the face of ongoing uncertainty related to COVID-19, we have taken a series of escalating measures to reduce our operating costs in the near term and further enhance our financial flexibility. We have also made the heartbreaking decision to furlough a portion of our home office,  store and distribution center team members. These temporary leaves of absence are effective Saturday, April 11, and all furloughed team members will be paid through that date. This decision has not been taken lightly and, while difficult, we believe it will best position At Home to weather this disruption and emerge stronger on the other side.”

At Home has recently taken the following actions to preserve liquidity and efficiently manage the business through the pandemic:

•	Closed the substantial majority of its stores to customer traffic, instead offering curbside pickup and next-day local delivery as permitted by local and state regulations.
•	Significantly reduced scheduled hours for store and distribution center associates to align with demand.
•	Eliminated approximately 10% of home office roles, primarily related to new store development and openings.
•	Implemented temporary furloughs of approximately 30% of home office associates.
o	Furloughed team members will be paid through April 11th.
o	At Home will fund both the employee and employer portions of health insurance premiums for eligible salaried individuals during the furlough period.
•	Temporarily reduced compensation for the remaining home office associates, including the executive team, by 10% to 30% depending on salary grade.
o	Mr. Bird has elected to forgo 100% of his salary for the duration of the furlough.
•	Implemented a hiring freeze and deferred promotions and merit compensation adjustments for existing employees.
•	Deferred compensation for the Board of Directors.
•	Pursued the relevant provisions of the CARES Act to help our near-term liquidity profile.
•	Continued to partner with key constituents, including product partners, vendors and landlords, to preserve liquidity.

Previously Announced Actions in Response to COVID-19

In addition to these measures, the company previously announced the following actions in response to the COVID-19 pandemic:

•

Suspended all new store openings and remodeling projects and eliminated all discretionary capital spend except as it relates to omni-channel initiatives. These efforts could reduce annual capital expenditures by over $200 million compared to fiscal 2020 if At Home does not resume new store investment for the remainder of fiscal 2021.

•	Stopped inventory accumulation for unopened stores and deploying any accumulated inventory to existing stores.
•	Trimmed purchase orders for near-term receipts and exercising extreme prudence on new product orders to better align with customer demand.

•	Significantly curtailed advertising spend, consulting projects and non-essential operating expenses.
•	Expedited the expansion of its buy-online-pickup-in-store capabilities to reach over 100 stores in April.
•	Launched curbside pickup at all open stores, subject to local and state mandates.
•

Expanded its partnership with PICKUP, a last-mile logistics service, to offer contactless next-day local delivery of a full assortment of home décor and furniture from 125 stores, subject to local and state mandates.

•	Proactively drew down $55 million on the company’s ABL facility as a precautionary measure, with the capacity to draw more subject to borrowing base availability.
•	Pursuing additional sources of liquidity to provide increased financial flexibility.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or are proven incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our plans for reopening stores,  our plans to continue to operate reduced services, and the availability of further sources of liquidity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the risk that we are unable to open stores as currently planned, the scope and duration of the COVID-19 coronavirus and its impact on customer demand, and our ability to continue to operate uninterrupted.

About At Home Group Inc.

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 218 stores in 39 states. For more information, please visit us online at investor.athome.com.

Investor Relations

At Home

Arvind Bhatia, CFA / Bethany Johns

972.265.1299 / 972.265.1326

InvestorRelations@AtHome.com

Media
At Home

Carey Marin
214.914.1157
MediaRelations@AtHome.com

HOME-F